Exhibit 99.1

Nancy E. Cooper Joins Aptiv Board of Directors

GILLINGHAM, ENGLAND - Aptiv (NYSE: APTV), a global technology company enabling the future of mobility, today announced Nancy E. Cooper has been named to its board of directors, effective as of Feb.15, 2018.

“We are honored and excited to have Nancy joining the Aptiv Board of Directors,” said Kevin Clark, president and chief executive officer. “Not only does she bring diverse experiences in finance and business, she has a deep understanding of the technology opportunities and trends that are reshaping our industry. We look forward to her insights and leadership in helping Aptiv develop and commercialize future mobility solutions.”

Cooper brings decades of leadership experience, having retired in 2011 as chief financial officer of CA Technologies, a Fortune 500 software company. She also has served as chief financial officer for IMS Health, Inc., Reciprocal, Inc., Pitney Bowes Credit Corporation, and was Partner, Finance and Administration, at private equity firm General Atlantic Partners. She began her career with IBM Corporation in 1976 where she spent two decades working through roles of increasing responsibility, including CFO of its Global Industries Division.

Cooper has Bachelor of Arts degrees in both Economics and Political Science from Bucknell University and a Master of Business Administration from the Harvard Graduate School of Business. She currently serves as a director on the boards of Brunswick Corporation, Guardian Life Insurance and The Mosaic Company.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions, which enable the future of mobility. Headquartered in Gillingham, England, Aptiv has 147,000 employees and operates 14 technical centers, as well as manufacturing sites and customer support centers, in 45 countries. Visit aptiv.com.

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Aptiv Media Contact	Aptiv IR Contact
Zach Peterson	Elena Rosman
zachary.peterson@aptiv.com	elena.rosman@aptiv.com
+1.248.561.3640	+1.248.813.5091